PRESS RELEASE

For Immediate Release
Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Todd Fromer/ Marybeth Csaby
CEO and President	KCSA Worldwide
+1-775-356-9029	+212-896-1215 / 212-896-1236
dbronicki@ormat.com	tfromer@kcsa.com / mcsaby@kcsa.com

Ormat Technologies, Inc. Announces Closing of Sale of

Part-Ownership Interest in Certain Geothermal Power

Projects to Institutional Equity Investors

RENO, Nevada, June 12, 2007 — Ormat Technologies, Inc. (NYSE: ORA) today announced that on June 7, 2007 its wholly-owned subsidiary, Ormat Nevada Inc., concluded a transaction to monetize production tax credits resulting from certain of its geothermal power projects by bringing in affiliates of Morgan Stanley & Co. Incorporated and Lehman Brothers Inc., as institutional equity investors to own the projects jointly with Ormat Nevada. The projects involved in the transaction include Desert Peak 2, Steamboat Hills, and Galena 2, all located in the State of Nevada. Ormat Nevada received $71,800,000 from the sale of the part ownership interest in the projects to the institutional equity investors. The transaction also involves a second closing that is expected to occur by April 2008, subject to certain conditions, at which time Galena 3, another Ormat geothermal power project that is currently under construction in Nevada, will be brought into the joint ownership vehicle. Ormat Nevada expects to receive an additional amount of approximately $46,600,000 (subject to certain adjustments) in connection with such second closing.

Under the transaction structure, Ormat Nevada established a new subsidiary, OPC LLC (“OPC”), transferred the subject geothermal power projects to OPC, and sold limited liability company interests in OPC to the institutional equity investors. Ormat Nevada will continue to operate and maintain the projects and will receive initially all of the distributable cash flow generated by the projects until it gets back the capital it has invested in the projects, while the institutional equity investors will receive substantially all of the production tax credits and the taxable income or loss, and the distributable cash flow after Ormat Nevada has been returned its capital. Once the institutional equity investors reach a target after-tax yield on their investment in OPC, Ormat Nevada will receive substantially all of both distributable cash and taxable income. Ormat Nevada also has the option to buy out the investors’ remaining interest in OPC at the then-current fair market value or, if greater, the investors’ “capital account” balance in OPC. Should Ormat Nevada exercise this purchase option, it would thereupon revert to being sole owner of the projects.

Commenting on the transaction, Dita Bronicki, President and Chief Executive Officer of Ormat, said: “We are very happy to be able to utilize another tool to finance our growth plans, through the more efficient and timely use of the production tax credit and the accelerated depreciation, which we would not have been able to do using a traditional project finance vehicle.”

Ormat Nevada was advised by Capstar Partners Capital LLC and BNP Paribas Securities Corp. in connection with the structuring and placing of the transaction.

About Ormat Technologies

Ormat Technologies, Inc. is a vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, builds, owns and operates geothermal power plants. Ormat is a pioneer in Organic Rankine Cycle (ORC) technology and a leader in the manufacture of ORC power equipment.

It also designs, develops and builds, and owns and operates, recovered energy-based power plants. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power generating equipment, and provides related services. Ormat products and systems are covered by approximately 70 patents. Ormat currently operates the following geothermal power plants: in the United States — Brady, Heber, Mammoth, Ormesa, Puna and Steamboat; in the Philippines — Leyte; in Guatemala — Zunil; in Kenya — Olkaria; and in Nicaragua — Momotombo. In the U.S., Ormat owns and operates four OREG1 Recovered Energy Generation plants.

Safe Harbor Statement

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 12, 2007.

These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

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